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                                 EXHIBIT 23(a)
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                                                                   EXHIBIT 23(a)

                              ACCOUNTANTS' CONSENT





The Board of Directors
Matria Healthcare, Inc.


We consent to incorporation by reference in the registration statement on Form S-8 of Matria Healthcare, Inc. of our reports dated February 21, 1995, relating to the consolidated balance sheets of Tokos Medical Corporation (Delaware) and subsidiaries (predecessor of Matria Healthcare, Inc.) as of December 31, 1994 and 1993, and the related consolidated statements of earnings (loss), shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994 and related schedule, which reports appear in the December 31, 1994 annual report on Form 10-K of Tokos Medical Corporation (Delaware).




                                                           /s/ Ernst & Young LLP

Orange County, California
March 8, 1996